May 19, 1998


Dear Shareholder:

Western Asset Trust is currently performing a proxy solicitation for a Special Meeting of Shareholders next Thursday, May 21, 1998. Proxy statements and proxy cards were sent to shareholders 3 to 4 weeks ago in connection with this meeting. In performing an audit of shareholder voting, we noticed that your shares have not yet been voted. Your vote is very important to us. Western Asset would be appreciative if you could please vote the proxy card and return it to me via fax by the early part of next week. If you did not receive an original card or proxy statement, or have questions on any of the material, please call me at (626-844-9585) or my associate, Cindy, at (626-844-9586).

Please feel free to vote on the attached proxy card as well. Voted cards can be faxed to me at (626) 844-9846 or (626) 844-9450.

Best Regards,


/s/ Kristin M. Benz
_____________________________

Kristin M. Benz, CPA
Client Service Executive